Exhibit 99.1

AMAZON.COM ANNOUNCES THIRD QUARTER FINANCIAL RESULTS; NET SALES UP 24% YEAR OVER YEAR; EXPECTS RECORD HOLIDAY SEASON

SEATTLE—(BUSINESS WIRE)—October 24, 2006—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its third quarter ended September 30, 2006.

Operating cash flow declined 11% to $587 million for the trailing twelve months, compared with $661 million for the trailing twelve months ended September 30, 2005. Free cash flow decreased 23% to $366 million for the trailing twelve months, compared with $475 million for the trailing twelve months ended September 30, 2005, driven primarily by our increased expenditure in technology and content.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 435 million at September 30, 2006, compared with 438 million a year ago. During the quarter, the Company repurchased 8 million shares, or $252 million under its previously announced authorization to repurchase up to $500 million of the Company’s common stock.

Net sales increased 24% to $2.31 billion in the third quarter, compared with $1.86 billion in third quarter 2005. Excluding the $20 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 23% compared with third quarter 2005.

Operating income decreased 28% to $40 million in the third quarter, compared with $55 million in third quarter 2005. The decline in operating income was mainly due to technology and content investments. Third quarter 2005 operating income included a negative impact of $40 million relating to a patent litigation settlement.

Net income was $19 million in the third quarter, or $0.05 per diluted share, compared with net income of $30 million, or $0.07 per diluted share in third quarter 2005.

“We’re pleased with the strong revenue growth and rapid adoption of Amazon Prime,” said Jeff Bezos, founder and CEO of Amazon.com. “We look forward to seeing significant sequential improvement in operating leverage this Q4, even as we continue to invest in many initiatives including new retail categories, seller platforms, web services, and digital.”

Amazon Prime continues to demonstrate strong quarter-to-quarter sequential growth for new memberships. Amazon Prime, Amazon.com’s first-ever membership program, was introduced in February 2005. For a flat membership fee of $79 per year, Amazon Prime members get unlimited, express two-day shipping for free, with no minimum purchase requirement on over a million eligible items sold by Amazon.com. Members can order as late as 6:30 p.m. ET and still get their order the next day for only $3.99 per item, and they can share the benefits of Amazon Prime with up to four family members living in their household. Sign up for Amazon Prime at www.amazon.com/prime.

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $1.26 billion, up 21% from third quarter 2005.

•	International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $1.05 billion, up 29% from third quarter 2005. Excluding the favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International net sales growth was 26%.

•	Worldwide Electronics & Other General Merchandise grew 43% to $699 million in third quarter 2006, and increased to 30% of worldwide net sales compared with 26% in third quarter 2005.

•	The Company launched Amazon Unbox, a digital video download service offering customers thousands of television shows, movies and other video content from more than 30 studio and network partners from Hollywood and around the world. Amazon Unbox continues to add selection with the addition of Showtime® premium programming in October.

•	Amazon Business Solutions launched in beta WebStore by Amazon and Fulfillment by Amazon, giving small and medium-sized businesses access to Amazon’s order fulfillment, customer service, customer shipping offers and underlying website technology.

•	Amazon Web Services launched Amazon Elastic Compute Cloud (Amazon EC2) in limited public beta. Amazon EC2 is a web service that provides resizable compute capacity, making web-scale computing easier for developers. Just as Amazon Simple Storage Service (Amazon S3) enables “storage” in the cloud, Amazon EC2 enables “compute” in the cloud. Developers continue to adopt Amazon’s web services – over 200,000 have registered to date, up greater than 60% year-over-year.

•	Amazon’s Japan website – Amazon.co.jp – launched its Health & Beauty store, offering customers a selection of over 35,000 items in 12 categories including supplements, drinking water and soft drinks, condiments, processed foods and health foods, as well as cosmetics and products for bath care, nursing care and aroma relaxation.

•	The Company announced its Automotive Parts & Accessories store on www.amazon.com, featuring over one million automotive products offered by Amazon and leading mass market and specialty retailers. Amazon’s innovative Part Finder allows owners of approximately 10,000 different car and truck models to find the correct replacement parts, performance parts or accessories for their vehicles.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of October 24, 2006. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

Fourth Quarter 2006 Guidance

•	Net sales are expected to be between $3.625 billion and $3.950 billion, or to grow between 22% and 33% compared with fourth quarter 2005.

•	Operating income is expected to be between $145 million and $235 million, or between (12%) decline and 43% growth, compared with fourth quarter 2005. This guidance includes $35 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

Full Year 2006 Guidance

•	Net sales are expected to be between $10.350 billion and $10.675 billion, or to grow between 22% and 26% compared with 2005.

•	Operating income is expected to be between $339 million and $429 million, or between (22%) decline and (1%) decline, compared with 2005. This guidance includes $113 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risk of future losses, significant indebtedness, system interruptions, consumer trends, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and all subsequent filings.

About Amazon.com

Amazon.com, Inc., (Nasdaq: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.joyo.com.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005	2006	2005
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$683	$629	$1,013	$1,303	$600	$746

OPERATING ACTIVITIES:
Net income	19	30	93	160	292	507
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	63	30	146	85	182	106
Stock-based compensation	30	26	71	71	87	90
Other operating expense	2	—	9	3	13	(3)
Losses (gains) on sales of marketable securities, net	(3)	—	(2)	—	(4)	—
Remeasurements and other	(1)	(6)	(10)	(38)	(14)	(6)
Non-cash interest expense and other	1	1	3	4	4	5
Deferred income taxes	7	23	15	116	(31)	(128)
Cumulative effect of change in accounting principle	—	—	—	(26)	—	(26)
Changes in operating assets and liabilities:
Inventories	(218)	(76)	(155)	10	(269)	(98)
Accounts receivable, net and other current assets	(53)	(12)	13	6	(77)	14
Accounts payable	252	147	(187)	(224)	312	201
Accrued expenses and other current liabilities	27	(6)	(44)	(72)	87	(3)
Additions to unearned revenue	39	28	131	95	192	120
Amortization of previously unearned revenue	(35)	(32)	(125)	(87)	(187)	(118)

Net cash provided by (used in) operating activities	130	153	(42)	103	587	661

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(62)	(76)	(166)	(149)	(221)	(186)
Acquisitions, net of cash acquired	(2)	(4)	(30)	(24)	(30)	(24)
Sales and maturities of marketable securities and other investments	438	163	975	653	1,159	1,072
Purchases of marketable securities	(227)	(289)	(589)	(1,027)	(947)	(1,475)

Net cash provided by (used in) investing activities	147	(206)	190	(547)	(39)	(613)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options	4	21	17	38	36	55
Excess tax benefit on stock awards	9	2	38	4	43	4
Common stock repurchased	(252)	—	(252)	—	(252)	—
Proceeds from long-term debt and other	13	13	81	13	81	13
Repayments of long-term debt and capital lease obligations	(42)	(6)	(376)	(272)	(376)	(272)

Net cash provided by (used in) financing activities	(268)	30	(492)	(217)	(468)	(200)

Foreign-currency effect on cash and cash equivalents	1	(6)	24	(42)	13	6

Net increase (decrease) in cash and cash equivalents	10	(29)	(320)	(703)	93	(146)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$693	$600	$693	$600	$693	$600

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$22	$21	$85	$105	$85	$105
Cash paid for income taxes	5	6	13	11	15	12

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$2,307	$1,858	$6,725	$5,513
Cost of sales	1,758	1,395	5,119	4,141

Gross profit	549	463	1,606	1,372

Operating expenses (1):
Fulfillment	217	171	599	495
Marketing	64	44	171	131
Technology and content	172	121	485	319
General and administrative	54	32	150	117
Other operating expense	2	40	9	43

Total operating expenses	509	408	1,414	1,105

Income from operations	40	55	192	267

Interest income	14	12	41	30
Interest expense	(21)	(22)	(58)	(70)
Other income, net	4	—	4	2
Remeasurements and other	1	6	10	38

Total non-operating expense	(2)	(4)	(3)	—

Income before income taxes	38	51	189	267

Provision for income taxes	19	21	96	133

Income before cumulative effect of change in accounting principle	19	30	93	134

Cumulative effect of change in accounting principle	—	—	—	26

Net income	$19	$30	$93	$160

Basic earnings per share:
Prior to cumulative effect of change in accounting principle	$0.05	$0.07	$0.22	$0.33
Cumulative effect of change in accounting principle	—	—	—	0.06

	$0.05	$0.07	$0.22	$0.39

Diluted earnings per share:
Prior to cumulative effect of change in accounting principle	$0.05	$0.07	$0.22	$0.32
Cumulative effect of change in accounting principle	—	—	—	0.06

	$0.05	$0.07	$0.22	$0.38

Weighted average shares used in computation of earnings per share:
Basic	417	413	417	411

Diluted	424	428	425	426

____________
(1) Includes stock-based compensation as follows:
Fulfillment	$8	$5	$18	$13
Marketing	1	2	3	5
Technology and content	16	13	38	36
General and administrative	5	6	12	17

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
North America
Net sales	$1,257	$1,041	$3,661	$3,028
Cost of sales	914	749	2,668	2,179

Gross profit	343	292	993	849
Direct segment operating expenses (1)	321	226	885	645

Segment operating income	$22	$66	$108	$204

International
Net sales	$1,050	$817	$3,064	$2,485
Cost of sales	844	646	2,451	1,962

Gross profit	206	171	613	523
Direct segment operating expenses (1)	156	116	449	346

Segment operating income	$50	$55	$164	$177

Consolidated
Net sales	$2,307	$1,858	$6,725	$5,513
Cost of sales	1,758	1,395	5,119	4,141

Gross profit	549	463	1,606	1,372
Direct segment operating expenses	477	342	1,334	991

Segment operating income	72	121	272	381
Stock-based compensation	(30)	(26)	(71)	(71)
Other operating expense	(2)	(40)	(9)	(43)

Income from operations	40	55	192	267
Total non-operating expense, net	(2)	(4)	(3)	—
Provision for income taxes	(19)	(21)	(96)	(133)
Cumulative effect of change in accounting principle	—	—	—	26

Net income	$19	$30	$93	$160

Segment Highlights:
Y/Y net sales growth:
North America	21%	28%	21%	23%
International	29	26	23	29
Consolidated	24	27	22	26
Y/Y gross profit growth:
North America	17%	31%	17%	27%
International	21	29	17	35
Consolidated	18	30	17	30
Y/Y segment operating income growth:
North America	(67)%	16%	(47)%	3%
International	(8)	46	(8)	56
Consolidated	(40)	28	(29)	22
Net sales mix:
North America	54%	56%	54%	55%
International	46	44	46	45

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
North America
Media	$785	$684	$2,330	$2,015
Electronics and other general merchandise	409	304	1,148	863
Other	63	53	183	150

Total North America	$1,257	$1,041	$3,661	$3,028

International
Media	$757	$629	$2,237	$1,917
Electronics and other general merchandise	290	187	815	565
Other	3	1	12	3

Total International	$1,050	$817	$3,064	$2,485

Consolidated
Media	$1,542	$1,313	$4,567	$3,932
Electronics and other general merchandise	699	491	1,963	1,428
Other	66	54	195	153

Total Consolidated	$2,307	$1,858	$6,725	$5,513

Year-Over-Year Percentage Net Sales Growth:
North America:
Media	15%	21%	16%	18%
Electronics and other general merchandise	35	33	33	27
Other	17	122	22	108
Total North America	21	28	21	23

International:
Media	20%	19%	17%	20%
Electronics and other general merchandise	55	62	44	76
Other	144	177	286	85
Total International	29	26	23	29

Consolidated:
Media	17%	20%	16%	19%
Electronics and other general merchandise	43	43	38	43
Other	20	123	27	107
Total Consolidated	24	27	22	26

Year-Over-Year Percentage Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	19%	20%	21%	18%
Electronics and other general merchandise	51	64	48	72
Other	135	178	296	82
Total International	26	28	27	27

Consolidated:
Media	17%	21%	18%	18%
Electronics and other general merchandise	41	43	39	42
Other	20	123	27	107
Total Consolidated	23	28	24	25

Consolidated Net Sales Mix:
Media	67%	71%	68%	71%
Electronics and other general merchandise	30	26	29	26
Other	3	3	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	September 30, 2006	December 31, 2005	September 30, 2005
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$693	$1,013	$600
Marketable securities	526	987	819
Inventories	736	566	456
Deferred tax assets, current portion	79	89	58
Accounts receivable, net and other current assets	281	274	188

Total current assets	2,315	2,929	2,121

Fixed assets, net	449	348	322
Deferred tax assets, long-term portion	180	223	190
Goodwill	194	159	159
Other assets	130	37	40

Total assets	$3,268	$3,696	$2,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,196	$1,366	$876
Accrued expenses and other current liabilities	572	563	437

Total current liabilities	1,768	1,929	1,313

Long-term debt and other	1,304	1,521	1,513

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued and outstanding shares: 411, 416, and 414	4	4	4
Treasury stock, at cost	(252)	—	—
Additional paid-in capital	2,377	2,263	2,215
Accumulated other comprehensive income	1	6	13
Accumulated deficit	(1,934)	(2,027)	(2,226)

Total stockholders’ equity	196	246	6

Total liabilities and stockholders’ equity	$3,268	$3,696	$2,832

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q3 2005	Q4 2005	Q1 2006	Q2 2006	Q3 2006	Y/Y % Change
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM) (1)	$661	$733	$724	$610	$587	(11)%

Purchase of fixed assets (incl. internal-use software & website development) — TTM	$186	$204	$223	$235	$221	19%

Free cash flow (operating cash flow less purchases of fixed assets) — TTM (1)	$475	$529	$501	$375	$366	(23)%

Common shares and stock-based awards outstanding	438	438	438	443	435	(1)%
Common shares outstanding	414	416	417	419	411	(1)%
Stock-based awards outstanding	24	22	21	24	24	(1)%
Stock-based awards outstanding — % of common shares outstanding	5.8%	5.2%	4.9%	5.8%	5.8%	N/A

Results of Operations

Worldwide (WW) net sales	$1,858	$2,977	$2,279	$2,139	$2,307	24%
WW net sales — Y/Y growth, excluding the effect of foreign exchange rates	27.6%	21.9%	24.8%	23.4%	23.1%	N/A
WW net sales — TTM	$8,054	$8,490	$8,867	$9,253	$9,701	20%
WW net sales — TTM Y/Y growth, excluding the effect of foreign exchange rates	25.2%	23.7%	24.3%	24.0%	23.2%	N/A

Gross profit	$463	$667	$547	$509	$549	18%
Gross margin — % of WW net sales	24.9%	22.4%	24.0%	23.8%	23.8%	N/A
Gross profit — TTM	$1,917	$2,039	$2,128	$2,187	$2,273	19%
Gross margin — TTM % of WW net sales	23.8%	24.0%	24.0%	23.6%	23.4%	N/A

Operating income (1)(3)	$55	$165	$106	$47	$40	(28)%
Operating margin — % of WW net sales (1)	3.0%	5.5%	4.6%	2.2%	1.7%	N/A
Operating income — TTM (1)(3)	$430	$432	$430	$372	$357	(17)%
Operating margin — TTM % of WW net sales (1)	5.3%	5.1%	4.8%	4.0%	3.7%	N/A

Net income (1) (2)	$30	$199	$51	$22	$19	(35)%
Net income per diluted share (1) (2)	$0.07	$0.47	$0.12	$0.05	$0.05	(34)%
Net income — TTM (1) (2)	$507	$359	$332	$302	$292	(42)%
Net income per diluted share — TTM (1) (2)	$1.19	$0.84	$0.78	$0.71	$0.69	(42)%

Segments

North America Segment:
Net sales	$1,041	$1,683	$1,247	$1,157	$1,257	21%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	27.4%	20.8%	21.3%	20.4%	20.5%	N/A
Net sales — TTM	$4,420	$4,711	$4,931	$5,128	$5,343	21%
Gross profit	$292	$418	$341	$309	$343	17%
Gross margin — % of North America net sales	28.1%	24.8%	27.3%	26.7%	27.3%	N/A
Gross profit — TTM	$1,204	$1,267	$1,329	$1,361	$1,411	17%
Gross margin — TTM % of North America net sales	27.2%	26.9%	27.0%	26.5%	26.4%	N/A
Operating income (3)	$66	$92	$62	$25	$22	(67)%
Operating margin — % of North America net sales	6.4%	5.5%	5.0%	2.1%	1.7%	N/A
Operating income — TTM (3)	$326	$296	$292	$245	$200	(39)%
Operating margin — TTM % of North America net sales	7.4%	6.3%	5.9%	4.8%	3.8%	N/A

International Segment:
Net sales	$817	$1,294	$1,032	$982	$1,050	29%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	27.8%	23.2%	28.9%	27.0%	26.3%	N/A
Net sales — TTM	$3,634	$3,779	$3,936	$4,125	$4,358	20%
Net sales — TTM % of WW net sales	45.1%	44.5%	44.4%	44.6%	44.9%	N/A
Gross profit	$171	$249	$206	$200	$206	21%
Gross margin — % of International net sales	20.9%	19.3%	20.0%	20.4%	19.6%	N/A
Gross profit — TTM	$713	$772	$799	$827	$862	21%
Gross margin — TTM % of International net sales	19.6%	20.4%	20.3%	20.0%	19.8%	N/A
Operating income	$55	$93	$58	$55	$50	(8)%
Operating margin — % of International net sales	6.7%	7.1%	5.6%	5.6%	4.8%	N/A
Operating income — TTM	$233	$270	$265	$260	$256	10%
Operating margin — TTM % of International net sales	6.4%	7.1%	6.7%	6.3%	5.9%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q3 2005	Q4 2005	Q1 2006	Q2 2006	Q3 2006	Y/Y % Change
Segments (continued)

Consolidated Segments:
Operating expenses	$342	$482	$427	$429	$477	39%
Operating expenses — TTM	$1,358	$1,473	$1,570	$1,681	$1,816	34%
Operating income (3)	$121	$185	$120	$80	$72	(40)%
Operating margin — % of consolidated sales	6.5%	6.2%	5.3%	3.7%	3.1%	N/A
Operating income — TTM (3)	$559	$566	$558	$506	$457	(18)%
Operating margin — TTM % of consolidated net sales	6.9%	6.7%	6.3%	5.5%	4.7%	N/A

Supplemental North America Segment Net Sales:
Media	$684	$1,030	$815	$730	$785	15%
Media — TTM	$2,901	$3,046	$3,163	$3,260	$3,361	16%
Electronics and other general merchandise	$304	$580	$374	$365	$409	35%
Electronics and other general merchandise — TTM	$1,311	$1,443	$1,534	$1,622	$1,727	32%
Electronics and other general merchandise — TTM % of North America net sales	30%	31%	31%	32%	32%	N/A
Other	$53	$73	$58	$62	$63	17%
Other — TTM	$208	$222	$234	$246	$255	23%

Supplemental International Segment Net Sales:
Media	$629	$968	$763	$718	$757	20%
Media — TTM	$2,828	$2,885	$2,972	$3,077	$3,205	13%
Electronics and other general merchandise	$187	$321	$265	$259	$290	55%
Electronics and other general merchandise — TTM	$801	$886	$952	$1,033	$1,136	42%
Electronics and other general merchandise — TTM % of International net sales	22%	23%	24%	25%	26%	N/A
Other	$1	$5	$4	$5	$3	144%
Other — TTM	$4	$8	$11	$15	$17	341%

Supplemental Worldwide Net Sales:
Media	$1,313	$1,998	$1,578	$1,448	$1,542	17%
Media — TTM	$5,730	$5,931	$6,135	$6,337	$6,566	15%
Electronics and other general merchandise	$491	$901	$639	$624	$699	43%
Electronics and other general merchandise — TTM	$2,113	$2,329	$2,486	$2,655	$2,863	36%
Electronics and other general merchandise — TTM % of WW net sales	26%	27%	28%	29%	30%	N/A
Other	$54	$78	$62	$67	$66	20%
Other — TTM	$211	$230	$245	$261	$272	29%

Balance Sheet

Cash and marketable securities	$1,419	$2,000	$1,334	$1,419	$1,219	(14)%

Inventory, net — ending	$456	$566	$538	$521	$736	61%
Inventory — average inventory % of TTM net sales	5.2%	5.4%	5.3%	5.3%	5.8%	N/A
Inventory turnover, average — TTM	14.8	14.1	14.4	14.3	13.2	(11)%

Fixed assets, net	$322	$348	$361	$405	$449	40%

Accounts payable days — ending	58	54	48	53	63	8%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	11,200	12,000	12,400	12,700	13,300	19%

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	The Company settled a patent lawsuit on terms including a one-time payment of $40 million in Q3 2005. This negatively impacts TTM operating cash flow and free cash flow by $40 million for all periods that include Q3 2005. The settlement negatively affected Q3 2005 operating income by $40 million, and Q3 2005 net income by $20 million after tax.
(2)	Q4 2005 net income includes a tax benefit of $90 million related to determining that certain of our deferred tax assets are realizable.
(3)	In Q2 2006, a fee dispute with Toysrus.com reduced our operating income by $20 million.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Net sales increased 24%, or 23% excluding the $20 million favorable impact of year-over-year changes in foreign exchange.

•	In the prior year, we sold over 1.6 million copies of Harry Potter and the Half-Blood Prince.

•	Shipping revenue was $118 million, up 5% from $112 million.

•	Amounts paid in advance for subscription services, including amounts received from online DVD rentals, Amazon Prime and other membership programs, are deferred and recognized as revenue over the subscription term.

•	Net sales include fixed fees, commissions and per-unit fees earned from third-party sellers and similar amounts earned through Amazon Enterprise Solutions.

Cost of Sales

•	Cost of sales consists of the purchase price of products sold by us, inbound and outbound shipping charges, packaging supplies, amortization of our DVD rental library and service costs such as those incurred in operating and staffing our fulfillment and customer service centers on behalf of third parties.

•	Inbound shipping charges to receive products from our suppliers are included in inventory cost and recognized as cost of sales upon sale to our customers.

•	Outbound shipping costs totaled $182 million, up 14% from $159 million. Net shipping loss was $64 million, or 2.8% of net sales, up 36% from a net shipping loss of $47 million, or 2.5% of net sales, resulting primarily from our free shipping offers and Amazon Prime. To the extent our customers use free shipping offers at an increasing rate, including memberships in Amazon Prime, our net cost of shipping will increase.

•	While costs associated with free shipping, including Amazon Prime, are not included in marketing expense, we view our free shipping offers as an effective worldwide marketing tool and intend to continue offering them indefinitely. We offer promotions, such as free membership trials, for Amazon Prime and expect to continue to offer these promotions in the future.

Operating Expenses

•	Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $62 million, up from $29 million. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets – generally two years or less for assets such as internal-use software and our DVD rental library, three years for our technology infrastructure, five years for furniture and fixtures and ten years for heavy equipment. Depreciation expense is generally classified within operating expense categories on the consolidated statements of operations, and certain assets, such as our DVD rental library, are amortized to cost of sales.

•	Stock-based compensation was $30 million compared to $26 million in the prior year, with the increase primarily due to increased restricted stock unit grants generally corresponding with an increase in employees. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended September 30, 2006			Three Months Ended September 30, 2005
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
	(in millions)			(in millions)
Operating Expenses:
Fulfillment	$217	$(8)	$209	$171	$(5)	$166
Marketing	64	(1)	63	44	(2)	42
Technology and content	172	(16)	156	121	(13)	108
General and administrative	54	(5)	49	32	(6)	26
Other operating expense	2	—	2	40	—	40

Total operating expenses	$509	$(30)	$479	$408	$(26)	$382

Year-over-year Percentage Growth:
Fulfillment	27%		26%	24%		23%
Marketing	45		49	28		23
Technology and content	42		45	74		66
General and administrative	69		87	12		1

Percent of Net Sales:
Fulfillment	9.4%		9.1%	9.2%		8.9%
Marketing	2.8		2.7	2.4		2.3
Technology and content	7.4		6.8	6.5		5.8
General and administrative	2.4		2.1	1.7		1.4

Fulfillment

•	The increase in fulfillment costs in absolute dollars relates to costs from expanding fulfillment capacity and variable costs. Variable costs correspond with sales volume and inventory levels, our mix of product sales, and payment processing and related transaction costs, including mix of payment methods and costs from our guarantee for certain third-party seller transactions.

•	Fulfillment costs represent those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to buying, receiving, inspecting and warehousing inventories; picking, packaging and preparing customer orders for shipment; and payment processing fees and transaction costs, including costs associated with our guarantee of certain third-party seller transactions and responding to inquiries from customers. Fulfillment costs also include amounts paid to third parties who assist us in fulfillment and customer service operations.

•	Payment processing fees charged to us associated with third-party seller sales are based on the gross purchase price of underlying transactions, and transaction costs, such as our A to Z Guarantee, are higher as a percentage of revenue versus our retail sales. Accordingly, third-party sales have higher fulfillment costs as a percentage of net sales.

•	Our worldwide fulfillment capacity expansion in 2006, which will add less space than 2005, is designed to accommodate greater selection and meet anticipated shipment volumes from sales of our own products as well as sales by third parties for which we provide the fulfillment.

Marketing

•	We direct customers to our websites primarily through a number of targeted online marketing channels, such as our Associates and Syndicated Stores programs, sponsored search, portal advertising, e-mail campaigns, and other initiatives. Our marketing expenses are largely variable, based on growth in sales and changes in rates. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels shifts, we would expect to see a corresponding change in our marketing expense or its effect.

•	Marketing costs increased in absolute dollars in Q3 2006 due to increased spending in variable online marketing channels, such as our Associates program, sponsored search, and other variable marketing initiatives.

•	While costs associated with free shipping are not included in marketing expense, we view free shipping offers as an effective worldwide marketing tool, and intend to continue offering them indefinitely.

Technology and Content

•	In 2005, we added a significant number of computer scientists, software engineers and employees involved in editorial content, buying, merchandising, and systems support. We are investing in several areas of technology including seller platforms, web services and digital initiatives. In addition, we increased spending on our technology infrastructure so that we can continue to enhance the customer experience and improve our process efficiency.

•	Technology and content expenses consist principally of payroll and related expenses for employees involved in research and development, including application development, editorial content, merchandising selection, and systems and telecommunications support, as well as costs associated with systems and telecommunications infrastructure.

•	A significant majority of our technology costs are incurred in the U.S. and are allocated to our North America segment.

•	Certain costs relating to the development of internal-use software and website development, including software to upgrade and enhance our websites and processes supporting our business, are capitalized and depreciated over two years. In Q3 2006 and Q3 2005, we capitalized $34 million (including $5 million of stock-based compensation) and $25 million (including $3 million of stock-based compensation) of costs associated with internal-use software and website development. Amortization of previously capitalized amounts was $23 million and $14 million for Q3 2006 and Q3 2005.

•	We expect the year-over-year percentage growth in technology and content, excluding stock-based compensation, to continue to decrease in Q4 2006.

General and Administrative

•	The increase in general and administrative costs in Q3 2006 is primarily due to increases in payroll and related expenses.

•	In Q3 2005 we recorded a $12 million benefit for actual and expected reimbursement by an insurer of certain legal costs previously incurred by us.

Stock-Based Awards

•	As of January 1, 2005, we adopted SFAS 123(R), which requires measurement of compensation cost for stock-based awards at grant date fair value. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock, while the fair value of stock options is determined using a Black-Scholes valuation model. The fair value is recognized as an expense over the service period, net of estimated forfeitures, using the accelerated method under SFAS 123(R). The adoption of SFAS 123(R) in Q1 2005 resulted in a cumulative benefit from accounting change of $26 million, which reflects the net cumulative impact of estimating future forfeitures in the determination of period expense, rather than recording forfeitures when they occur as previously permitted.

•	Stock-based awards generally vest over service periods of between two and five years.

•	We granted stock awards, substantially all of which have been restricted stock units since October 2002, of 1 million shares in the quarter. Our annual stock awards are granted in the second quarter.

•	As of September 30, 2006, there were 24 million shares underlying outstanding stock awards, consisting of 10 million shares underlying stock options with a $16 weighted-average exercise price and 14 million shares underlying restricted stock units.

•	As of September 30, 2006, outstanding common shares plus shares underlying outstanding stock-based awards were 435 million, down 1% from 438 million as of September 30, 2005. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

Other Operating Expense

•	Other operating expense primarily includes costs related to intangibles amortization.

•	We acquired certain companies during the first nine months of 2006 for an aggregate purchase price of $50 million, including cash payments of $30 million in the nine months ended September 30, 2006, and future cash payments of $19 million and $1 million due in 2007 and 2008. Acquired intangibles totaled $17 million and have estimated useful lives of between one and ten years. The excess of purchase price over the fair value of the net assets acquired was $33 million and is classified as goodwill on our consolidated balance sheets. The results of operations of the acquired business have been included in our consolidated results from each closing date forward. The effect of these acquisitions on consolidated net sales and operating income during the first nine months of 2006 was not significant.

Remeasurements and Other

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and charges associated with the effect of movements in currency exchange rates.

•	Remeasurement of the principal amount of our 6.875% PEACS from Euros to U.S. dollars resulted in a foreign-currency gain of $3 million, compared with a gain of $4 million.

•	Remeasurement of foreign-currency intercompany balances that are to be repaid among subsidiaries resulted in a foreign-currency loss of $4 million, compared with a loss of $2 million.

Income Taxes

•	Our tax provision for interim periods is determined using an estimate of the annual effective tax rate. There is a potential for significant volatility of our 2006 effective tax rate due to several factors, including from variability in accurately predicting our taxable income and the taxable jurisdictions to which it relates.

•	Our provision for income taxes was $19 million in Q3 – and our current estimate of our annual effective tax rate is 51%.

•	The effective tax rate was higher than the 35% statutory rate, resulting from steps we initiated to establish our European headquarters in Luxembourg, which we expect will benefit our effective tax rate over time. Associated with the establishment of our European headquarters, we transferred certain of our operating assets in 2005 and 2006 from the U.S. to international locations. These transfers resulted in taxable income and an increase in our effective tax rate.

•	We expect cash taxes paid in 2006 to be approximately $25 million compared with $12 million in 2005. We endeavor to optimize our global taxes on a cash basis, rather than on a financial reporting basis.

Foreign Exchange

•	Our financial reporting currency is the U.S. dollar, and changes in exchange rates significantly affect our reported results and consolidated trends.

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Three Months Ended September 30,
	2006			2005
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
	(in millions, except per share amounts)
Net sales	$2,287	$20	$2,307	$1,865	$(7)	$1,858
Gross profit	545	4	549	464	(1)	463
Operating expenses	506	3	509	408	—	408
Income from operations	39	1	40	56	(1)	55
Net interest expense and other	3	—	3	10	—	10
Remeasurements and other income (3)	2	(1)	1	4	2	6
Net income	19	—	19	29	1	30
Diluted earnings per share	$0.05	$—	$0.05	$0.07	$—	$0.07

(1)	Represents the outcome that would have resulted had currency exchange rates in the current period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(2)	Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(3)	Includes foreign-currency gains (losses) on remeasurement of 6.875% PEACS and intercompany balances compared to prior quarter, and realized currency-related gains associated with sales of Euro-denominated investments held by a U.S. subsidiary.

Cash Flows and Balance Sheet

•	Free cash flow, a non-GAAP financial measure, was $366 million for the trailing twelve months ended September 30, 2006, compared to $475 million for the trailing twelve months ended September 30, 2005, a decrease of 23%, primarily driven by our increased expenditure in technology and content. Other items reducing free cash flow for the trailing twelve months ended September 30, 2006, include changes in working capital, the termination of our contract with Toysrus.com LLC and $43 million from excess tax benefits for stock-based compensation now classified as financing cash flows.

•	Operating cash flows and free cash flows can be volatile and are sensitive to many factors, including changes in working capital and timing of capital expenditures. Working capital at any specific point in time is subject to many variables, including seasonality, inventory management and category expansion, the timing of expense payments and cash receipts, discounts offered by vendors, vendor payment terms and fluctuations in foreign exchange rates.

•	During Q3 2006, we paid Toysrus.com LLC $13 million previously retained by us against payments otherwise due to them.

•	Free cash flow for the twelve months ended September 30, 2005, was reduced by a $40 million payment for a patent litigation settlement in Q3 2005.

•	In August 2006, our Board of Directors authorized a 24-month program to repurchase up to an aggregate of $500 million of our common stock. We repurchased 8 million shares of our common stock for $252 million in Q3 2006 under this program.

•	Prior to our adoption of SFAS 123(R), cash retained as a result of excess tax deductions relating to stock-based compensation was presented in operating cash flows, along with other tax cash flows. SFAS 123(R) requires benefits relating to excess stock-based compensation deductions to be presented as financing cash inflows – effectively a reclassification between operating cash flows and financing cash flows. Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes—which negatively impacted operating cash flow – were $9 million in Q3 2006 and $43 million for the trailing twelve months. We expect amounts for 2006 to increase substantially from comparable amounts in 2005. Accordingly, amounts presented for operating cash flows and free cash flows for 2006 will be negatively affected in comparison to prior results; however, the underlying economic substance is not affected by this change in reporting classification.

•	Our cash, cash equivalents and marketable securities of $1.22 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $383 million, primarily in Euros, British Pounds and Japanese Yen.

•	Accounts receivable, net and other current assets include accounts receivable from merchant partners, vendors and credit card companies, interest receivables and prepaid expenses, such as advance payments for insurance, licenses and other miscellaneous expenses.

•	Fixed assets include assets such as furniture and fixtures, heavy equipment, technology infrastructure, internal-use software and website development, and our DVD rental library.

•	Other assets include, among other things, $83 million of marketable securities restricted for longer than one year, $8 million of deferred issuance costs on long-term debt, $8 million of certain equity investments, and $24 million of other intangibles, net. Marketable securities restricted for longer than one year are related to collateralization of debt for our international operations – such amounts at December 31, 2005, were insignificant.

•	Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $135 million, professional fees, marketing activities, workforce costs – including accrued payroll, vacation and other benefits—and unearned revenue of $57 million, which is recorded when payments are received or due in advance of performing our service obligations and is amortized over the service period.

•	Long-term debt and other primarily include the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)	4.750%	February 2009
Premium Adjustable Convertible Securities (“PEACS”)	304	(2) (4)	6.875%	February 2010

	$1,204	(3)

(1)	Convertible at the holders’ option into our common stock at $78.0275 per share. We have the right to redeem the Convertible Subordinated Notes, in whole or in part, at a redemption price of 101.425% of the principal, which decreases every February 1 by 47.5 basis points until maturity, plus any accrued and unpaid interest.
(2)	€240 million principal amount, convertible at the holders’ option into our common stock at €84.883 per share ($108 per share based on the Euro/U.S. dollar exchange rate as of September 30, 2006). We have the right to redeem the PEACS, in whole or in part, by paying the principal amount, plus any accrued and unpaid interest. We do not hedge any portion of the PEACS. The U.S. dollar equivalent principal, interest and conversion price fluctuate based on the Euro/U.S. dollar exchange ratio.
(3)	The “if converted” number of shares associated with our convertible debt instruments (approximately 14 million total shares) is excluded from diluted shares as they are antidilutive.
(4)	As previously announced, in Q1 2006 we redeemed €250 million – or $300 million at the Euro to U.S. dollar exchange rate on the redemption date—in principal amount of our PEACS at par.

Certain Definitions and Other

•	We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

•	The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through North America-focused websites such as www.amazon.com and www.amazon.ca; from North America-focused Syndicated Stores, such as www.borders.com; from our mail-order tool catalog phone orders; from our Amazon Prime membership program; and from non-retail activities such as North America-focused Amazon Enterprise Solutions program, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•	The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and www.joyo.com; from internationally focused Syndicated Stores; from our DVD rental service; and from non-retail activities such as internationally focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada) but excludes export sales from www.amazon.com and www.amazon.ca.

•	We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from DVD rentals and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games and video-game consoles. Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, camera and photo, toys and baby, tools, home and garden, apparel, sports and outdoors, kitchen and housewares, gourmet food, jewelry, health and personal care, beauty and musical instruments. The Other category consists of non-retail activities, such as the Amazon Enterprise Solutions program and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•	Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•	Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing twelve month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities over five quarter ends.

•	References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, and our Merchants@ and Syndicated Stores programs, but exclude certain customers, including DVD rental customers, customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers, our catalog customers and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•	References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, and Merchants@ platforms, but exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order during the preceding twelve-month period.

•	References to units mean units sold (net of returns and cancellations) by us and by third-party sellers at Amazon.com domains worldwide – such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr and www.amazon.ca—and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music and DVD/video items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions (including Joyo.com units), Amazon.com gift certificates or DVD rentals.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Kim Nelson, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir